Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Debt	Deferred Compensation Obligations(1)	Rule 457(h)	$50,000,000	100%	$50,000,000	$92.70 per $1,000,000	$4,635

Total Offering Amounts					$50,000,000		$4,635

Total Fee Offsets							—

Net Fee Due							$4,635

(1)

The Deferred Compensation Obligations (the “Obligations”) under the Motorola Solutions Management Deferred Compensation Plan (as Amended and Restated Effective as of June 1, 2013, the “Plan”) are unsecured debt obligations of Motorola Solutions, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The amount of Obligations registered under the Plan are based on an estimate of the amount of compensation participants may defer under the Plan.